Exhibit 99.2

Prepared Remarks for First Quarter Fiscal 2011 Results

Issued February 2, 2011

Introduction

About These Remarks

As previously announced, Green Mountain Coffee Roasters, Inc. (GMCR) will be discussing its first quarter fiscal 2011 financial results with analysts and investors in a conference call and live webcast available via the Internet beginning at 5:30 p.m. ET today, February 2, 2011. The following commentary is provided by management in conjunction with the earnings call and GMCR’s first quarter fiscal 2011 results press release. These remarks represent management’s current views on the Company’s financial and operational performance as of the date of these remarks. These remarks are provided in advance of the conference call to make efficient use of investor and analyst’s time but will not be read on the live conference call. Management’s prepared remarks on its quarterly results will be provided via a Current Report on Form 8-K and also posted under the events link in the Investor Relations section of the Company’s website at www.GMCR.com.

Conference Call and Live Webcast

The conference call webcast, along with supporting slides, is accessible, via live webcast from the events link in the Investor Relations portion of the Company’s website at http://investor.gmcr.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, Passcode 1857433 from 9:00 p.m. ET on February 2, 2011 through 9:00 PM ET on Sunday, February 6, 2011.

First Quarter Fiscal 2011 Business Overview

GMCR remains focused on our value drivers and our enabling initiatives, which we believe will allow us to continue to build the value of our enterprise. We believe our value drivers include:

1.	Supporting brewer adoption both at home and away from home;

2.	Increasing the opportunities for portion pack consumption;

3.	Leveraging our multi-channel distribution;

4.	Enhancing our geographic presence; and,

5.	Scaling our business to meet demand.

Supporting Brewer Adoption

Sell-through data from retailers reporting to NPD Group, a leading global provider of consumer and retail market research information, shows that Keurig and Keurig-system brewers continue to fuel category dollar sale growth in the U.S. According to NPD, Keurig brewer dollar sales are growing nearly three times as fast as the overall coffeemaker category.

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Keurig branded brewers also continue to gain share of total coffeemakers. According to NPD, in our fiscal first quarter, Keurig branded brewers (without third party brewers) remained the number one dollar share leader in the U.S. coffeemaker category, with the top four selling brewers and 45.3% dollar share compared to 36.4% a year ago. For the same fiscal first quarter 2011 period, NPD estimates that including third-party Keurig-branded brewer sales, Keurig brewers represented 49.3% of total coffeemaker dollar sales.

For our first fiscal quarter, Keurig (without third party brewers) remained second in terms of unit sales, with 25.1% unit share up from 18.6% a year ago.

In Canada, Keurig brewers (without third party brewers) were the second leading dollar share leader of all coffeemakers, with the brand increasing its dollar share to 14.6% in our fiscal first quarter 2011 from 8.1% in 2010. On a unit basis, Keurig branded brewers (without third party brewers) gained ground, increasing share to 6.8% in 2011 from 3.2% in 2010 for all coffeemakers.

Increasing Portion Pack Consumption

The goal of our new product development group is a beverage for every occasion. In our first fiscal quarter 2011, specialty beverages continue to represent a growing and important part of our business. Here are some new product highlights:

Hot Apple Cider

Continuing our push beyond coffee, we launched Hot Apple Cider late in our fiscal first quarter. This is the first fruit-based K-Cup portion pack in the system, and the first offering from our new brand, Green Mountain Naturals. Hot Apple Cider has been the top-selling K-Cup on our coffee brand website now for 12 weeks running. The variety is a limited-time seasonal offering however and will come out of our rotation next month to make room for our Spring Brew-Over-Ice varieties.

Brew-Over-Ice

Building on last year’s momentum, we expect to expand our Brew-Over-Ice offering and increase efforts to help consumers access this opportunity for on-demand refreshment with Iced Coffee, Iced Tea and other refreshing beverages at the touch of a button.

Café Escapes®

We remain very pleased with the performance of our Café Escapes, indulgent dairy-based line. Consumer demand continues to exceed our current production capabilities but we are partnering closely with our supply chain and we are expanding capacity in our second quarter.

Barista Prima Coffeehouse™

On November 19, 2010 we launched Barista Prima, our first super-premium coffee K-Cup portion pack for the system, positioned as the best of the world’s

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coffeehouse varieties, consistent with what a world-class barista would serve. Barista Prima fully utilizes our K-Cup portion pack technology which allows for a heavier dose of coffee in the K-Cup, resulting in a much more robust cup of coffee. For those who enjoy the science of coffee, with Barista Prima we’ve achieved a total dissolved solids (TDS) level of about 1,500, a breakthrough for the system. At a suggested retail price of $19.45 for a 24-count sleeve, or $0.81 per K-Cup, the coffee sets and from all accounts, delivers on higher consumer expectations. This gives us confidence that we could further enhance the system’s super-premium offering in the future.

Leveraging our Multi-Channel Distribution

The goal of our multi-channel distribution strategy is to ensure consumers can purchase K-Cup portion packs wherever they shop. Following is a summary of some of the progress made during our fiscal first quarter.

Grocery

Expanding grocery distribution remains a key objective for us and while we intentionally limited new distribution and merchandising activity during the holiday period, in our fiscal first quarter we increased the number of grocery doors to approximately 14,400, an increase of roughly 44% over the year-ago period. We are very pleased that an increasing number of our accounts have accepted our 4-foot merchandising sets offering more consumer choice.

Given the limited new distribution during the holiday period, our ACV increased only slightly from our fiscal fourth quarter to 61% nationwide although we continue to see outstanding results in sell-through data.

According to IRI data for the 12 weeks ending December 26, 2010, on a dollar basis in the Northeast, K-Cup portion packs outsold all other packaged coffee forms, including non-specialty coffees.

Away From Home

The resurgence of our Away From Home business continued in our fiscal first quarter with sales from this channel outperforming our plan and representing another quarter of triple-digit brewer growth versus the prior year period. We believe the growth we’re seeing is largely as a result of our efforts to target small offices.

Hospitality

We also continue to make good progress increasing our penetration of up-market hotel properties. Today there are more than 140,000 hotel rooms with our B-130 brewer driving an estimated 14 million annual demonstrations of the Keurig system.

Enhancing Our Geographic Presence

We have quickly evolved from a regional coffee roaster to a North American single-serve beverage company. We continue to grow fastest outside of the Northeast, giving us confidence that household penetration levels in other regions have significant room to grow

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— where IRI suggests we are outselling all other coffee providers in grocery channels. We are investing in driving demand for both the Keurig system and our growing portfolio of beverage brands across North America and within Canada.

In fact, our independent Keurig brand awareness survey conducted in Canada showed results we believe are equally exciting as those in the U.S. On the strength of our first-ever holiday TV campaign in Canada, Keurig’s unaided brand awareness increased by 59% and aided awareness increased by 43%. As an interesting point of reference, at 53% aided awareness of the Keurig brand in Canada is higher now than it was in the U.S. at this point last year.

Van Houtte Becomes GMCR Canada

In addition to the strong awareness improvements and sell-through data coming from Canada, we are very pleased to have closed the Van Houtte acquisition just prior to the end of the first fiscal quarter and are excited to be moving forward with the integration of the Van Houtte business. With a goal of bringing focus and expertise to what the Company believes is a strong Canadian opportunity, the former Van Houtte business becomes GMCR’s third business unit, GMCR Canada, or the Canadian business unit (CBU), led by former Van Houtte President and CEO, Gérard Geoffrion as its President.

Scaling our Business to Meet Demand

To support expanding distribution, we are continuing to invest in capacity across all of our production sites. In addition to adding new roasting capacity and new K-Cup lines, we’re increasing capacity related to new products like Barista Prima, which fully utilizes our K-Cup portion pack technology and Café Escapes for which demand continues to outstrip supply.

As we mentioned last quarter, despite our efforts to ensure adequate capacity ahead of the holiday season, we experienced and continue to see some spot portion pack shortages. We remain focused on increasing production to fulfill unmet demand and on achieving and maintaining optimum inventory levels to provide better customer service.

Enabling Initiatives

Beyond our value drivers, we continue to work on enabling initiatives designed to facilitate growth in the years to come. These initiatives are designed to enhance consumer interest and choice, and as a result, our business value, and are focused in three primary areas:

1.	Expanding into new beverage categories.

2.	Moving forward with our plans to work with Lavazza to introduce single-cup espresso beverage systems.

3.	Identifying and evaluating new strategic partnerships, which would include potential new licensees and/or distributors.

We’re pleased to report that on January 28, 2011, we entered into a multi-year Development and Distribution Agreement with Luigi Lavazza S.p.A. (Lavazza). Under the terms of the agreement, Keurig will be the exclusive distributor of new co-developed, Lavazza-manufactured single-serve espresso machines and capsules marketed to home consumers in the United States and Canada. While there is much work to do, GMCR and Lavazza are working towards having the new machines and/or capsules available for the 2012 holiday season.

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We believe our success with these initiatives will be instrumental to continued earnings growth and improved shareholder value.

CSR Highlights

We’re especially pleased to deliver our strong financial results while remaining true to our purpose: To create the ultimate coffee experience in every life we touch – from tree to cup.

Of note during the quarter, we converted two of Green Mountain Coffee’s most popular products – Our Blend and Vermont Country Blend® — to be Fair Trade Certified™.

In addition, we will be debuting a film at the Specialty Coffee Association of America exposition in late April. Our goal with this film is to catalyze the specialty coffee industry around the issue of “los meses flacos” or the thin months, so called because of the persistent food insecurity that occurs in many coffee-growing communities following the coffee harvest.

Additional First Quarter Fiscal Year 2011 Financial Commentary

The information provided here is supplementary to the information provided in our press release issued today and investors are encouraged to view both for a more comprehensive summary.

Note: All comparisons to prior periods reflect restated financial results for those periods as reported on Annual Report on Form 10-K filed December 9, 2010.

Revenue

•	For the Keurig business unit, net sales to unaffiliated customers totaled $345.1 million, up 63% from net sales of $212.0 million in the first quarter of fiscal 2010.

•	For the Specialty Coffee business unit, net sales to unaffiliated customers totaled $219.4 million, up 65% from net sales of $133.2 million, from the prior year period.

•	For the Canadian business unit, net sales to unaffiliated customers totaled $10.5 million for the one week period following closure of the acquisition.

Costs, Margins and Income

•	First quarter 2011 gross margin was 25.1% of total net sales compared to 27.7% for the corresponding quarter in fiscal 2010.

•

Our first quarter 2011 gross margin was adversely affected by higher-than-anticipated brewer warranty expense, to a lesser degree brewer sales returns in the quarter, and higher coffee costs. These adverse effects were partially offset by a price increase on K-Cup portion packs beginning October 11, 2010.

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•

In September 2010, the Company announced a price increase on all K-Cup portion packs beginning on October 11, 2010. The Company expects the price increase will be fully implemented by the end of February 2011. In the first quarter of fiscal 2011, the price increase resulted in increased consolidated net sales dollars of approximately 4% over the prior year period.

•	GAAP selling, general and administrative expense totaled $121.3 million or 21.1% of net sales for the first quarter of fiscal 2011 as compared to $76.5 million or 22.2% of net sales in the prior year.

•

First quarter 2011 general and administrative expenses included approximately $8.6 million of transaction-related expenses for the Van Houtte acquisition; $6.0 million of legal and accounting expenses associated with the SEC inquiry, the Company’s internal investigation and pending litigation; as well as $6.2 million in amortization of identifiable intangibles related to the Company’s acquisitions.

•

Exclusive of these items, non-GAAP selling, general and administrative expenses totaled $100.5 million or 17.5% of net sales for the first quarter of fiscal 2011 as compared to $69.3 million or 20.1% of net sales in the prior year.

•	GAAP operating income increased by 21%, to $23.1 million in the first quarter of fiscal 2011 as compared to $19.0 million in the year ago quarter.

•

Interest expense totaled $6.0 million in the first quarter of fiscal 2011 and includes a $2.6 million write-off of deferred financing expenses associated with the Company’s former credit facility which was paid off as part of the new debt financing as a result of the Van Houtte acquisition.

•

There was $5.3 million in realized and unrealized loss on foreign exchange transactions associated with hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition.

•

The Company’s GAAP tax rate for the fiscal first quarter was 81.9% as compared to 43.7% in the prior year quarter reflecting the tax effect of the recognition of the non-deductible acquisition-related expenses incurred during the Company’s fourth quarter of fiscal 2010 and first quarter of fiscal 2011 for the Van Houtte acquisition which closed during the Company’s first quarter of fiscal 2011.

•	The Company’s fiscal 2011 effective tax rate excluding the non-deductible acquisition-related expenses is estimated to be approximately 38.6%.

•

Diluted weighted average shares outstanding increased 6.9% to 147.0 million in the fiscal first quarter 2011 from 137.5 million in the fiscal first quarter 2010 primarily due to the issuance of 8.6 million shares of common stock to Luigi Lavazza S.p.A on September 28, 2010.

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Balance Sheet Highlights

•	Cash and short-term cash investments were $62.9 million at December 25, 2010, up from $4.8 million at September 25, 2010.

•

Accounts receivable increased 69% year-over-year to $238.1 million at December 25, 2010, from $140.9 million at December 26, 2009, as a result of continuing strong sales during the first quarter of fiscal 2011, particularly within the retail channel where days sales outstanding is higher than other channels.

•

Inventories were $269.1 million at December 25, 2010 including $35.2 million of inventories acquired as part of the Van Houtte acquisition. This compares to $262.5 million at September 25, 2010. Excluding the acquired Van Houtte inventories during the last week of the first quarter of fiscal 2011, inventories of $233.9 million increased 100% year-over-year from $117.2 million at December 26, 2009, as part of the Company’s effort to ensure sufficient inventories of brewers and K-Cups for the second quarter of fiscal 2011 to meet anticipated consumer demand.

•	Debt outstanding increased to $1.085 billion at December 25, 2010 from $354.5 million at September 25, 2010 as a result of the Company’s acquisition of the Van Houtte on December 17, 2010.

Capital Structure

•	GMCR financed the Van Houtte acquisition through a combination of cash on hand and new debt financing.

•	GMCR entered into $1.45 billion in senior credit facilities, consisting of:

(a) a term loan A facility in an aggregate amount of $250 million,

(b) a term loan B facility in an aggregate amount of $550 million,

(c) a U.S. revolving credit facility in an aggregate amount of $450 million and

(d) an alternative currency revolving credit facility in an aggregate amount of $200 million.

•	GMCR used a portion of the proceeds from these senior credit facilities to repay GMCR’s borrowings under its former credit facility and to pay the Van Houtte acquisition purchase price.

•	GMCR also will use a portion of the proceeds from these senior credit facilities to support GMCR’s ongoing growth.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,”

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“estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating the Company’s acquisitions, the Company’s success in introducing and producing new product offerings, the ability of lenders to honor their commitments under the Company’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, Keurig’s ability to continue to grow and build profits with its roaster partners in the At Home and Away from Home businesses, the Company experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issue, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, the impact of the inquiry initiated by the SEC and any related litigation or additional governmental investigative or enforcement proceedings, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits such as acquisition-related transaction expenses, legal and accounting-related expenses associated with the SEC inquiry, the Company’s internal investigation and pending litigation, foreign exchange impact of hedging the risk associated with the Canadian dollar purchase price of the Van Houtte acquisition, and non-cash related items such as amortization of identifiable intangibles. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations” tables that accompany this press release for a full reconciliation the Company’s GAAP to non-GAAP results.

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations

(Dollars in thousands)

	Thirteen weeks ended December 25, 2010
	GAAP	Acquisition- related Transaction Expenses	SEC Inquiry Expenses	Amortization of Identifiable Intangibles	Non-GAAP

Net sales	$575,027	$—	$—	$—	$575,027
Cost of sales	430,613	—	—	—	430,613

Gross profit	144,414	—	—	—	144,414

Selling and operating expenses	78,448	—	—	—	78,448
General and administrative expenses	42,887	(8,668)	(5,989)	(6,160)	22,070

Operating income	23,079	8,668	5,989	6,160	43,896

Other income (expense)	137	—	—	—	137
Gain (loss) on financial instruments, net	(6,377)	6,846	—	—	469
Gain (loss) on foreign currency, net	1,605	(1,524)	—	—	81
Interest expense	(6,023)	2,555	—	—	(3,468)

Income before income taxes	12,421	16,545	5,989	6,160	41,115

Income tax expense	(10,167)	(163)	(2,309)	(2,376)	(15,015)

Net Income	2,254	16,382	3,680	3,784	26,100

Less: Net income attributable to noncontrolling interests	25	—	—	—	25

Net income attributable to GMCR	$2,229	$16,382	$3,680	$3,784	$26,075

Basic income per share:
Weighted average shares outstanding	141,374,327	141,374,327	141,374,327	141,374,327	141,374,327
Net income	$0.02	$0.12	$0.03	$0.03	$0.18
Diluted income per share:
Weighted average shares outstanding	147,036,072	147,036,072	147,036,072	147,036,072	147,036,072
Net income	$0.02	$0.11	$0.03	$0.03	$0.18

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

GAAP to Non-GAAP Reconciliation of Unaudited Consolidated Statements of Operations

(Dollars in thousands)

	Thirteen weeks ended December 26, 2009

	GAAP	Acquisition- related Transaction Expenses	Amortization of Indentifiable Intangibles	Non-GAAP

	(As Restated)
Net sales	$345,152	$—	$—	$345,152
Cost of sales	249,575	—	—	249,575

Gross profit	95,577	—	—	95,577

Selling and operating expenses	53,375	—	—	53,375
General and administrative expenses	23,172	(5,058)	(2,143)	15,971

Operating income	19,030	5,058	2,143	26,231

Other income (expense)	243	—	—	243
Gain (loss) on financial instruments, net	(354)	—	—	(354)
Gain (loss) on foreign currency, net	—	—	—	—
Interest expense	(1,048)	—	—	(1,048)

Income before income taxes	17,871	5,058	2,143	25,072

Income tax expense	(7,811)	(1,239)	(937)	(9,987)

Net Income	10,060	3,819	1,206	15,085

Less: Net income attributable to noncontrolling interests	—	—	—	—

Net income attributable to GMCR	$10,060	$3,819	$1,206	$15,085

Basic income per share:
Weighted average shares outstanding	130,969,293	130,969,293	130,969,293	130,969,293
Net income	$0.08	$0.03	$0.01	$0.12
Diluted income per share:
Weighted average shares outstanding	137,486,331	137,486,331	137,486,331	137,486,331
Net income	$0.07	$0.03	$0.01	$0.11